SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 2)

                               Landec Corporation
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                    514766104
                      (CUSIP Number of Class of Securities)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   RULE 13d-1(b)
|X|   RULE 13d-1(c)
|_|   RULE 13d-1(d)

CUSIP NO. 514766104                                                 Page 2 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P.
     13-3688497
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    430,925 Shares
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           430,925 Shares
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     430,925 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 514766104                                                 Page 3 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. I
     13-3953291
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    551,725 Shares
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           551,725 Shares
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     551,725 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.2% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 514766104                                                 Page 4 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Small Cap Value Offshore Fund, Ltd.
     (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    532,750 Shares
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           532,750 Shares
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     532,750 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 514766104                                                 Page 5 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital Management, LLC
     13-4018186
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    982,650 Shares(1)
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           982,650 Shares(1)
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     982,650 Shares(1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.9% of Common Stock(1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 514766104                                                 Page 6 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital, Inc.
     (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    532,750 Shares(1)
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           532,750 Shares(1)
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     532,750 Shares(1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1% of Common Stock(1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 514766104                                                 Page 7 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Channel Partnership II, L.P.
     22-3215653
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    3,000 Shares
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           3,000 Shares
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  Name of Issuer:

            Landec Corporation

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            3603 Haven Ave., Menlo Park, CA 94025

ITEM 2(a).  Names of Persons Filing:
            Wynnefield Partners Small Cap Value, L.P. ("Partners")

            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")

            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")

            Wynnefield Capital Management, LLC ("WCM")

            Wynnefield Capital, Inc. ("WCI")

            Channel Partnership II, L.P. ("Channel")

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123

ITEM 2(c).  Citizenship:

            Partners and Partners I are Delaware Limited Partnerships

            Fund and WCI are Cayman Islands Companies

            WCM is a New York Limited Liability Company

            Channel is a New York Limited Partnership

ITEM 2(d).  Title of Class of Securities:

            Common Stock, $.001 Par Value Per Share

ITEM 2(e).  CUSIP Number:  514766104

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a)   Amount beneficially owned by all reporting persons: 1,518,400 Shares

(b)   Percent of class: 6.0% of Common Stock

(c)   Number of shares as to which the reporting persons have:

            (i)   sole power to vote or to direct the vote:

                  1,518,400 Shares

            (ii)  shared power to vote or to direct the vote

            (iii) sole power to dispose or to direct the disposition:

                  1,518,400 Shares

            (iv)  shared power to dispose or to direct the disposition

ITEM 5.     Ownership of five percent or less of a class.

            Not applicable.

ITEM 6.     Ownership of more than five percent on behalf of another person.

            Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

            Not applicable.

ITEM 8.     Identification and classification of members of the group.

            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.

            Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2007

                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                By: Wynnefield Capital Management, LLC,
                                      General Partner

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, Managing Member


                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                By: Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, Managing Member


                                WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD

                                By: Wynnefield Capital Management, LLC,

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, President


                                WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                By: /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member


                                WYNNEFIELD CAPITAL, INC

                                By: /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, President


                                CHANNEL PARTNERSHIP II, L.P.

                                By: /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, General Partner

                                  /s/ Nelson Obus
                                ------------------------------------------------
                                Nelson Obus, Individually